Exhibit n.8

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solar Senior Capital Ltd.:

We consent to the use of our reports dated February 22, 2018, with respect to the consolidated statements of assets and liabilities of Solar Senior Capital Ltd. (and consolidated subsidiaries) (the Company), including the consolidated schedules of investments, as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2017 and to the use of our report on the senior securities table, included in Form N-2 under the caption “Senior Securities” (the Senior Securities Table), dated March 21, 2018, incorporated herein by reference and to the reference to our firm under the headings “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm” in the prospectus.

(signed) KPMG LLP

New York, New York

May 24, 2018